DocuSign Envelope ID: 233D8A55-D96B-42B6-A526-B7AA429C51BD
Exhibit 4.46
CONFIDENTIAL	CT:01725/22
EQUIPMENT SUPPLY AGREEMENT AND OTHER COVENANTS
The following parties have decided to enter into this private Instrument, and are hereinafter jointly referred to as “Parties”, and individually as “Party”. On one side:
PAGSEGURO INTERNET INSTITUIÇÃO DE PAGAMENTO S.A., corporation headquartered in the city of São Paulo, State of São Paulo, at Av. Brigadeiro Faria Lima, nº 1.384, 4º andar, Parte A, and enrolled with the Corporate Taxpayers’ Registry of the Ministry of Finance (“CNPJ/MF”) under No. 08.561.701/0001-01, herein represented pursuant to its Bylaws, hereinafter referred to simply as PAGSEGURO, and on the other side;
CAL-COMP INDUSTRIA E COMERCIO DE ELETRONICOS E INFORMATICA LTDA., headquartered in the city of Manaus, State of Amazonas, at Av. Torquato Tapajós, nº 7503, Galpão 2, Módulos 19 (Parte), 20 e 21, enrolled with CNPJ/MF under No. 07.200.194/0003-80, and NEWLAND PAYMENT TECNOLOGIA DO BRASIL LTDA., corporation headquartered in the city of São Paulo, State of São Paulo, at Av. Eng. Luiz Carlos Berrini, 550, 4º andar, conj. 41, enrolled with CNPJ/MF under No. 32.666.764/0001-07, herein duly represented pursuant to its articles of incorporation in force, hereinafter referred to as SUPPLIER(S).
The Parties hereby execute this Equipment Supply Agreement and Other Covenants (“Agreement”), and mutually accept, grant, and agree to fully comply with this Instrument, pursuant to its terms and conditions below:
1.PURPOSE
1.1    The purpose of this Agreement is the provision, by the SUPPLIER to PAGSEGURO, of equipment within the form and quantity requested by PAGSEGURO, according to the specifications of the Exhibits indicated or that may be subsequently added upon amendment instrument, as well as maintenance and guarantee services.
1.1.1    Each request to be carried out by the SUPPLIER shall be subject to the Exhibit of the Agreement, in which all the characteristics of the request shall be provided in a detailed and thorough way.
1.1.2    The SUPPLIER shall grant a sixty [*****]month warranty on the equipment’s manufacturing defect, excluding defects that are proven and verified to be resulted from exclusive misuse.
1.1.3    The SUPPLIER shall perform the maintenance of equipment purchased by the PAGSEGURO, including equipment still covered by the warranty period, as well as of any other equipment, including due to misuse. The maintenance shall be performed only upon approval from PAGSEGURO.
1.1.4    For equipment maintenance, within or outside the warranty period provided in section 1.1.2 above, the SUPPLIER will grant a [*****]day warranty for the services provided.
1.1.5    Unless there is an express provision mentioning otherwise, the SUPPLIER shall have the period of three hundred sixty-five (365) calendar days to deliver the equipment to PAGSEGURO.
1.2    The SUPPLIER represents that the maintenance above-mentioned is within the limits of its corporate purpose and that it is fully aware and has expertise in performing those services, and the SUPPLIER has all licenses and permits necessary for the delivery to the PAGSEGURO, without any restriction or impediment concerning that matter.
1.3    PAGSEGURO may request, at any time, the inclusion and/or exclusion in the scope described herein and/or the Exhibits, upon execution of an amendment instrument.
1.4    The SUPPLIER shall be exclusively responsible for the supply to be provided to the PAGSEGURO, and it may not outsource that service, except upon prior written authorization from the PAGSEGURO.
2.EXHIBITS AND CONSTRUCTION
2.1    The following Exhibit(s) consitute(s) an integral and supplementary part of this AGREEMENT:
2.1.1    Strategic Partnership Proposal PagSeguro – Newland - 15-12-21 (P.Cml. NLBR 151221).
2.1.2    Strategic Partnership Proposal PagSeguro – Newland - ME60 - 13-10-2022
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2.2    As agreed between the Parties, the quantity of equipment provided in the Proposals above-mentioned has been changed, and the total that shall be considered is fifty thousand (50,000) of model SP930 ATV and nineteen thousand one hundred sixty-seven (19,167) of model ME60 ATV, pursuant to the PURCHASE ORDERS 45006420912 and 4500642091, of November 17, 2022 and which is an integral part hereof.
2.3    In the event of any discrepancy between the provisions in Exhibit(s) and the ones herein, this Agreement shall prevail.
3.OBLIGATIONS OF THE SUPPLIER
3.1    The SUPPLIER shall:
3.1.1    Perform the supply hired hereunder, in compliance with all technical specifications and standards agreed with PAGSEGURO in this Agreement and in each Exhibit.
3.1.2    Provide PAGSEGURO with detailed reports on the supply, whenever previously and expressly requested by PAGSEGURO.
3.1.3    Grant PAGSEGURO with access to all means and facilities needed in order to inspect the supply, responding to all requests from PAGSEGURO in a prompt and unrestricted manner.
3.1.4    Replace any of its employees or representatives whose conduct breaches internal rules of PAGSEGURO or upon simple request by PAGSEGURO.
3.1.5    To watch over the safekeeping and maintenance of the equipment and location of service provision that may be made available by PAGSEGURO.
3.1.6    To be liable for all tax, administrative, social security and civil obligations arising from this Agreement, and all documentation proving so shall be available to PAGSEGURO.
3.1.7    Be fully liable for all and any damage or loss that may be caused to PAGSEGURO or third parties as a result of performance hereof.
3.1.8    Require the exclusion of PAGSEGURO from any dispute in which it is involved, due to an act or deed under the SUPPLIER’s liability, arising from this Agreement, being included, as a consequence, as defendant in the dispute;
3.1.8.1    PAGSEGURO shall notify the SUPPLIER about any court order and/or administrative claim that it become involved as To: result of this Agreement, and the SUPPLIER, without prejudice to the obligations under section “3.1.6.”, must provide PAGSEGURO with information, evidence and/or witnesses for the defense, whose conduction shall remain at the sole discretion of PAGSEGURO.
3.1.9    Reimburse PAGSEGURO for all and any amount that PAGSEGURO is obliged to spend by virtue of an unappealable decision, whether administrative or rendered by the court, due to an act or deed by the SUPPLIER, within five (5) business days as from the delivery of the payment slip concerning such expenses.
3.1.10    Adopt all necessary measures so that employees/contractors that were dismissed from the SUPPLIER do not enter the PAGSEGURO’s facilities, keeping PAGSEGURO informed about all dismissals.
3.1.11    Not to employ any of PAGSEGURO’s former employees in the performance of the Services subject matter hereof, except upon prior and express notice from PAGSEGURO.
3.1.12    Not to allow persons under eighteen (18) years of age to work at the night shift, or to perform hazardous or unhealthy activities, as well as not to allow persons under sixteen (16) years of age to perform any work whatsoever, except as apprentice from fourteen (14) years of age, pursuant to the provisions in section 7, item XXXIII of the Brazilian Federal Constitution.
3.1.13    Not to perform any practices of negative and restrictive discrimination when hiring or dealing with employees, such as, but not limited to, by virtue of: gender, origin, race, skin color, physical condition, religion, marital status, age, family situation or pregnancy.
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3.1.14    Agree to protect and preserve the environment, as well as to prevent and eradicate practices that are harmful to the environment, and perform its activities in compliance with the legislation in force concerning the Brazilian Environmental Preservation and Anti-Crime Policy, as well as all legal, normative and administrative acts associated to the environment, within Federal, State and Local;
3.1.15    To notify PAGSEGURO about any questions, omissions or discrepancies that may be found in the technical documentation provided for the performance of the supply.
3.1.16    To redo or repair, at its own expenses and within the period established by PAGSEGURO, all and any service that was deemed unacceptable, even if it has already been paid for.
3.1.17    Not to use the name, brand, logo and/or brand of PAGSEGURO in advertising materials of any nature, except upon prior written authorization from PAGSEGURO.
3.1.18    Upon formal request from PAGSEGURO, return all documents, procedures, notifications, products, equipment, parts and pieces owned by PAGSEGURO that are under the SUPPLIER’s care, within forty-eight (48) hours from the request.
3.1.19    The SUPPLIER ensures that its product/solution does not have any active or passive mechanism allowing the attainment, reproduction, storage, view or any other type of access to any data or records in it, whether by the SUPPLIER or third parties, without prior and express consent from PAGSEGURO. Passive means any form of access granted to third parties without the consent from PAGSEGURO, in order to such third parties request data. Active means any form of data submission, whose decision comes from the solution itself, but without consent from PAGSEGURO
3.1.20    Throughout the effectiveness hereof, the SUPPLIERS shall ensure the continuity of manufacturing and provision of the equipment models subject matter of the supply herein contracted to PAGSEGURO, without any changes to its characteristics and/or any of its internal parts, such as modem, antenna, display, battery, processors and memories, among other items.
3.1.20.1 The discontinuance of the manufacturing and/or the provision of any equipment model, whose provision is contracted herein, as well as the change to any of its characteristics and/or internal parts, shall be subject to prior and express authorization from PAGSEGURO, and in that circumstance the SUPPLIER undertakes: (i) to pay for all costs involving the procurement of the indicated certification, which are required and needed for the new equipment model replacing the discontinued model or whose characteristics and/or internal parts are changed; (ii) to keep and provide PAGSEGURO with incremental inventory of equipment of the discontinued model or whose characteristics and/or internal parts are changed, ensuring the continuity of provision of said equipment to PAGSEGURO for at least ninety (90) days and until the new model is made available for delivery, with all certification mentioned above and in compliance with all other conditions provided herein.
3.1.20.2 In the event of failure to comply with any of the obligations above, the SUPPLIER shall pay a fine equivalent to the total amount of the last supply order of the equipment model that was discontinued and/or had its characteristics and/or internal parts changed. That fine is non-compensatory, and it does not hinder the assessment of losses and damages, nor the possibility of PAGSEGURO to terminate this Agreement, without any liens or penalties.
3.1.21    Whenever applicable, the SUPPLIER undertakes to lawfully provide PAGSEGURO with personal information of its employees, with the purpose of registration needed for the access to the internal systems and tools of PAGSEGURO.
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The SUPPLIER shall also notify and keep PAGSEGURO updated if any of its employees are no longer part of the team, or if they no longer need access to the internal systems and tools of PAGSEGURO, so that PAGSEGURO may adopt the necessary measures. The SUPPLIER undertakes to properly obtain, share, update and (as applicable) exclude such data, exempting and holding PAGSEGURO harmless from any liability in that sense, including any claims from professionals using those systems and tools, or employees using those systems and tools in a form that does not fit the purpose of the Agreement.
4.PAGSEGURO’S OBLIGATIONS
4.1.To perform all payments due to SUPPLIER strictly within the terms agreed herein and/or in its Exhibit(s).
5.EFFECTIVENESS
11.a.This AGREEMENT is effective as of April 6, 2022, through the period of twelve (12) months, which can be automatically extended, provided that neither Party presents prior and express notice about its intent to terminate the Agreement at least thirty (90) days before its renewal.
6.PRICE AND PAYMENT CONDITIONS
6.1.PAGSEGURO shall pay to the SUPPLIER the prices included in the Exhibits, quantified and billed according to the actual deliveries, and all taxes, fees or any type of contributions, whether direct or indirect, levied on the supply contracted herein are already included in the prices specified in this section.
6.2.The payment mentioned in Section 6.1 above shall be made by PAGSEGURO to the SUPPLIER within forty-five (45) days after the Invoice was issued and submitted by the SUPPLIER to PAGSEGURO, payment which will be performed only after PAGSEGURO receives the equipment.
6.3.The SUPPLIER must include its qualification information in the Invoice/Bill issued to PAGSEGURO.
6.4.The failure by the SUPPLIER to issue one or more Invoices/Bills, or lacking information in an Invoice/Bill, it shall authorize the interruption of such payment by PAGSEGURO until the SUPPLIER issues or corrects the Invoice/Bill, as the case may be, and delivers it promptly to PAGSEGURO, also observing the payment term informed in Paragraph One above.
6.4.1    The failure by PAGSEGURO to perform payments in the agreed form and within the agreed terms shall result in the application of a fine equivalent [*****]per month and a late charge of [*****]of the amount due.
6.5.PAGSEGURO shall pay for the supply whose performance is duly documented by the SUPPLIER, pursuant to the terms and conditions agreed herein. Any supplies that were completed, but not duly reported, will have their payment pending until they are actually proven by the SUPPLIER.
6.6.PAGSEGURO may deduct from the Invoices/Bills all fines and any compensation arising from this Agreement and/or its Exhibits, including with respect to equipment that have been lost or damaged by the SUPPLIER.
6.6.1    If the amounts payable, pursuant to the preceding item, are higher than the amount informed in the Invoice/Bill, the SUPPLIER shall be responsible for the difference, which may be deducted from future payments, including payments related to other credits that the SUPPLIER has with PAGSEGURO.
6.7.Whenever requested by PAGSEGURO, the SUPPLIER shall submit the following authenticated documentation:
(i)Certificate of Good Standing on Federal Taxes and Contributions; (180d)
(ii)Certificate of Good Standing on State Taxes; (180d)
(iii)Certificate of Good Standing on Real Estate Debt; (180d)
(iv)Social Security Payment form (GPS); (30d)
(v)Guarantee Fund for Length of Service Payment form, (30d)
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6.8.In the event any debt from the SUPPLIER is identified, at any time, as a result of non-payment of taxes, fees, contributions or charges, directly or indirectly levied on the services hired herein and/or related to delay or default in providing payment receipts that prove the discharge of all social security and labor obligations related to its employees and its subcontractors’ employees, even if partially, payment of the applicable Invoice/Bill will be withheld until the default is remedied and the receipts are duly submitted, without any interest, adjustment for inflation or any other type of adjustments, fines and/or compensation.
7.TAXES
7.1.The prices agreed herein and in its Exhibit(s) include all taxes, fees and charges levied, whether directly or indirectly, on the supply hired herein, as well as all labor, civil and social security obligations in force and payable at the price base date.
7.2.If there is any change to the tax legislation in force that may result in the creation of new taxes, increase in the calculation basis and/or tax rate, or that, in any way, may result in the increase of financial encumbrances hereof, the Parties shall negotiate, in good faith, changes in the prices set forth herein, provided that, under no circumstance, automatic onlendings and one-sided increase in prices shall be admitted. If the Parties cannot reach an agreement with respect to the new prices to be applied, this Agreement shall be promptly and lawfully terminated, without encumbrances or penalties.
8.ADJUSTMENT
8.1.The prices may be adjusted pursuant to agreement between the Parties.
9.VIOLATION
9.1.In the event of default of the obligations assumed herein, the aggrieved Party shall notify the defaulting party about the delay, so that the defaulting party may perform its obligation within fifteen (15) days from the receipt of the notice.
9.2.If the defaulting party fails to remedy the default within the term provided in Section “9.1.” above, the Parties hereby agree that the defaulting party shall incur a fine equivalent to the sum of the last three (3) monthly compensations, or its estimate, and PAGSEGURO may seek damages and any other reimbursements it understands to be due. This section is not applicable to any unreasonable delays in payment. Any specific penalty shall be added to the Invoice / Bank-issued invoice for payment.
9.3.Penalties established in this Section do not exclude any other provisions by law or by this Agreement, neither do them exempt the SUPPLIER from the liability for any damages and losses that it may cause to PAGSEGURO as a result of violation to any condition or Section herein and/or any Exhibits.
9.4.PAGSEGURO, without prejudice to its option for terminating this Agreement, may apply the compensatory and default charges described in this Agreement and/or its Exhibits to the SUPPLIER, and the SUPPLIER will still be liable for any additional indemnification in the amount equivalent to any exceeding loss it causes, pursuant to Sole Paragraph of Article 416 of the Brazilian Civil Code.
10.TERMINATION / RESCISSION
10.1.This Agreement may be terminated by both parties, at any time, before the end of the effectiveness, upon prior written notice submitted ninety (90) days before, without any liens, fines or penalties due, except for the obligation by (i) PAGSEGURO of paying the SUPPLIER for all supplies carried out until the termination, as well as (ii) the obligation by the SUPPLIER of completing the supply that is subject matter of each Exhibit in force, at PAGSEGURO’s exclusive discretion.
10.1.1    If the SUPPLIER wishes to fully terminate the Agreement, while the respective exhibit is still in force, the SUPPLIER shall pay the fine included in that exhibit.
10.2.This Agreement may be immediately terminated with cause by any of the Parties, upon prior written communication to the other Party, without prejudice to any compensation for losses and damages, in the following events:
a)violation of any provision herein, pursuant to provisions in item “9.1.” above;
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b)negligence, malpractice or recklessness of the SUPPLIER in the organization, management and/or performance of its activities;
c)interruption of activities by the SUPPLIER for more than five (5) consecutive days, for a reason not deemed satisfactory to PAGSEGURO;
d)due to technical and/or financial reasons, Act of God or Force Majeure preventing the continuity of the activities;
e)full dissolution, bankruptcy, whether filed or adjudicated, filing or adjudication of court-based reorganization of any of the Parties;
f)change in the shareholding control or in the corporate purpose or structure of the SUPPLIER, which affects or may affect, directly or indirectly, regular compliance with this Agreement and its Exhibits.
10.3.It is hereby agreed that the SUPPLIER shall expressly waive the rights to withhold documents owned by PAGSEGURO as from the termination notice, even if PAGSEGURO considers the reason for termination insufficient.
11.CONFIDENTIAL INFORMATION
11.1.Each of the Parties acknowledge that it will grant access to specific confidential information to the other Party (including its affiliates) concerning business, plans, clients, technology, products and other confidential information by the other Party (“Confidential Information”). Confidential Information shall include all tangible or intangible information identified or marked as confidential, or that, taking into account the circumstances of disclosure, should be considered confidential. Confidential Information also includes, but is not limited to, the terms and conditions herein, as well as technology owned by PAGSEGURO, including software tools, hardware design, algorithms, object or font and software, user interface design, architecture, class libraries, objects and documentation (both printed and electronic), network design, know-how, trade secrets and any associated intellectual property rights abroad (whether they are held or licensed to PAGSEGURO by third parties), as well as any derivatives, improvements, additions or expansion to such proprietary technology created, brought to practice, or developed during the effectiveness hereof by any of the Parties that is not exclusively applicable to the SUPPLIER or with general applicability in the state of art.
11.2.Each Party hereby agrees that they shall not use, in any way, whether to their own advantage or to benefit a third party, except if otherwise expressly authorized, or in the event it is required in order to achieve the purposes hereof, nor disclose to any third party (except if required by law, regulation, capital markets' requirements or requirements made by lawyers, accountants and other advisors from such Party, as reasonably necessary) any Confidential Information owned by the other Party, and that it shall take all necessary precautions to protect the confidentiality of such information, at least using the same diligence it uses to protect its own Confidential Information.
11.3.Exceptions. The provisions in this Section do not apply to Confidential Information: (i) already known by the receiving Party on the date the information was disclosed, directly or indirectly, by any source not subject to any confidentiality obligation with the disclosing Party, (ii) that becomes known (regardless of disclosure by the disclosing Party) by the receiving Party, whether directly or indirectly, as disclosed by any source not subject to any confidentiality obligation with the disclosing Party, (iii) that becomes publicly known, or that otherwise is no longer secret or classified, except if due to breach hereof by the receiving Party, or (iv) that is independently developed by the receiving Party. The receiving Party may disclose Confidential Information to meet the requirements from a governmental body or court order, provided that the receiving Party notifies the disclosing Party in writing and within reasonable time for the disclosing Party to challenge such disclosure. PAGSEGURO may disclose the terms hereof to its actual and prospect stakeholders or investors.
11.4.The INFORMATION shall be exclusively used by the Parties in order to perform the activities hereunder.
11.5.The SUPPLIER may not make other copies of the INFORMATION, except for the ones that are strictly required in order to perform the activities provided herein.
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11.6.Immediately upon formal completion of the activities provided herein, the SUPPLIER must return to PAGSEGURO all Information the SUPPLIER has received from PAGSEGURO, or assure PAGSEGURO regarding the full destruction of it, within at least forty-eight (48) hours after the express request from PAGSEGURO.
11.7.The use, disclosure of or access to PAGSEGURO Confidential Information, as well as the Personal Information of PAGSEGURO Clients outside the limits established in the Agreement shall constitute contractual breach, and the SUPPLIER shall be subject to a non-compensatory contractual fine in an amount equivalent to [*****], and this Agreement may be immediately terminated, without prejudice to all applicable legal measures.
11.8.The confidentiality obligation of the Parties provided herein shall survive the termination of this Agreement and the end of the provision of Services subject matter hereof, for the period of three (3) years.
12.LABOR LIABILITY
12.1.The Parties agree that, as the SUPPLIER is exclusively responsible for the supply, it shall be fully held liable for all labor and social security charges, taxes, insurances, indemnification and all other expenditures resulted from the employment bond the SUPPLIER has with its employees and other contractors and subcontractors that are involved in the purpose of this Agreement, since they are exclusively payable by the SUPPLIER, and the CLIENTS shall not be held liable for such charges, not even subsidiarily or jointly.
12.2.It is hereby established that if PAGSEGURO or any of its clients become a defendant in any lawsuit or administrative proceeding, including, but not limited to, labor, social security and tax proceeding, for reasons attributable to the SUPPLIER either or not related to the subject matter and/or obligations herein, but as a result from this Agreement, the SUPPLIER shall:
i)Provide support and documents for the preparation of PAGSEGURO’ defense, at least ten (10) days before the end of the established deadline;
ii)Enter the suit as co-defendant and have PAGSEGURO removed from the suit, using all defense arguments and applicable resources;
iii)If the SUPPLIER is not party to the proceeding, upon request from PAGSEGURO, appear at the hearings and any other events, without creating any obstacles, in order to request its inclusion as defendant in the lawsuit/administrative proceeding;
iv)If PAGSEGURO and/or its Clients are not removed from the claim, PAGSEGURO shall withhold an amount equivalent to thirty-five percent (35%) of the monthly payment for as long as they remain in the claim, in order to receive reimbursement for all expenses concerning attorneys’ fees, expenses, losses and/or any judgment.
12.3.The SUPPLIER hereby authorizes PAGSEGURO to enter into, at any time, any settlements so that PAGSEGURO is removed from any labor or social security claim, provided that: (i) such settlements are limited to the individual amount of [*****] per settlement; and (ii) the third-party claim results from breach of contractual obligations by the SUPPLIER or in the event the SUPPLIER is tried in abstentia.
12.3.1    The amount referred in section 12.3. shall be adjusted on an annual basis, as from the execution date hereof according to the IGP-M variation.
12.3.2    Any amounts disbursed by PAGSEGURO according to the settlements referred to in this clause 12.3 are hereby acknowledged by the SUPPLIER as net, certain and payable for all legal purposes, and, therefore, subject to financial compensation as provided in the Agreement.
12.4.In the event judgment is entered against PAGSEGURO or settlement involving them, concerning the subject matter hereof, even if only partially or by lower court, and even if pending trial of appeal, the SUPPLIER undertakes, in the event it did not exercise the option provided in the previous item or exceeding the amount that was previously withheld, to reimburse PAGSEGURO for the total amount that was disbursed, within seventy-two (72) hours, as from the receipt of notification by mail indicating the amount due, including the principal and all ancillary installments or resulted from attorneys’ fees, fines, court costs and expenses.
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12.5.If the above-mentioned reimbursements are not paid, the SUPPLIER expressly authorizes PAGSEGURO to discount the amount of the judgment, in advance, from the payments due for the supply provided. The total amount required for the compliance with the settlement or the judgment, or also for the appeal bond may be deducted, regardless of new authorization from the SUPPLIER or any other formality, being sufficed notification to the SUPPLIER.
12.6.If the withheld amount does not reach the amount of the judgment, PAGSEGURO will have the option to seek court enforcement of the debit, pursuant to Articles 585, II et. seq. of the Brazilian Civil Procedural Code, and the proof of amounts due shall be made through payment receipts of the expenditures.
12.7.The SUPPLIER shall be held fully liable for the acts and omissions performed by its partners, managers, representatives, advisors, employees, contractors or subcontractors, and any other agents to which the SUPPLIER is associated and involved in the subject matter of this Agreement, causing losses to PAGSEGURO or third parties.
12.8.Without prejudice to applicable legal measures other than the ones provided herein, the SUPPLIER shall bear, on an exclusive basis, the consequences from:
(i)negligence, unskillfulness, recklessness, unlawful acts, theft, robbery, loss, damage to materials or equipment by the employees involved in the purpose of the Agreement; and
(ii)any type of accidents with the employees or third parties involved in the purpose of this Agreement.
12.9.The SUPPLIER shall also assume the sole liability for the payment of expenses arising from the above-mentioned events, including all direct and indirect damages to property, pain and suffering, and pecuniary losses.
12.10.The SUPPLIER shall be civilly and criminally liable before third parties for any damages and losses and loss of profits, caused by unskillfulness, negligence or recklessness of its employees and/or subcontractors.
13.BENEFITS TO PAGSEGURO’S EMPLOYEES
13.The SUPPLIER represents to be aware of PAGSEGURO’s internal policy establishing that:
(i)Displays of cordiality are allowed among PAGSEGURO’s employees and their clients, vendors and partners, such as exchange of low-cost promotional gifts for Christmas, for example;
(ii)If the clients, vendors and partners have the intent of offering material gifts to PAGSEGURO’s employees, whether in the form of services or goods (including trips and courses, even if they involve training concerning the purpose of the agreement), such intent must be previously notified to the Head of Human Resources, through the e-mail address fverdicchio@uolinc.com,, who shall decide on the suitability of the acceptance (or not) of the offer by the employee. Failure to comply with this clause may result in termination of this Agreement, by PAGSEGURO, without any penalties due.
14.REPRESENTATION
14.1.Each of the Parties hereby represents that:
a)signatories hereto have all powers required to execute this Agreement;
b)the execution of this Agreement, as well as performance of any acts required hereunder, do not violate any provisions from any corporate document, decree or other document related to the parties; and the execution of this Agreement, as well as performance of any acts required hereunder, were duly authorized under all corporate acts of the parties.
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15.GENERAL PROVISIONS
15.1.Each of the Parties represents to have powers and authority to execute, deliver and perform this Agreement, and that such execution, delivery and performance shall not breach, conflict with or result in breach or termination of any provisions, neither will them constitute negligence of, any Articles of Association, bylaws, lease, Contract or any other agreement or instrument that they may be Party to, or which they may be bound by. No agent, employee or representative of the Parties has any authority to bind the other Party in any notice, representation, understanding, Agreement or guarantee, unless otherwise expressly set forth herein.
15.2.This Agreement and its Exhibits are the sole legal and regulatory instruments of the supply hired herein, superseding all and any previous document exchanged between the parties concerning such supply, and it may only be amended upon written instrument executed by the Parties.
15.3.The SUPPLIER may not assign or transfer the rights and obligations provided in this Agreement and/or the Exhibits without the prior and express consent from the other party.
15.4.If any provision herein is considered null, void, or unenforceable under applicable laws, such provision shall become ineffective only to the extent of the nullity, unlawfulness or unenforceability of such provision, and it shall not affect any other provisions included herein.
15.5.The parties hereby agree that no amendment to this Agreement and/or the Exhibits nor failure by either party to exercise the rights provided herein shall result in novation of any obligation or provision herein, except as otherwise agreed by the parties.
15.6.If any rework is required, the SUPPLIER shall bear the expenses incurred with the resources and materials used, and, if the SUPPLIER does not perform it, PAGSEGURO shall hire a third party to do such rework, at the SUPPLIER’s expenses.
15.7.The Parties undertake to amicably solve the controversy raised within thirty (30) days from the date of the initial communication. If the controversy is not remedied, the Parties shall apply their best efforts to negotiate a new deadline for an amicable solution.
15.7.1    Except in cases where there is a specific provision or procedure, any questions concerning the delivery of the services hired by one of the Parties must be notified in writing to the other Party, and the receiving Party must reply within five (5) days from its receipt.
15.7.2    If the Parties do not reach an amicable solution, the following is agreed:
PAGSEGURO shall be responsible for appointing the solution of the case.
15.8.The Parties hereby agree to include in this Agreement data protection provisions to which the Parties are bound, pursuant to Data Protection Procedures available at: https://imguol.com/p/pp/colab/LGPD/contratos/Anexo-CONTROLADOR.pdf, which is an integral and inseparable part hereof and may be reviewed in order to be in compliance with legislation in force at all times. The Data Protection Procedure does not limit the rights of the CONTROLLER to establish additional guidelines and procedures aligned with applicable laws and the Agreement. The Parties hereby agree that, for purposes of Data Protection Procedures, PAGSEGURO is the CONTROLLER and the SUPPLIER is the PROCESSOR.
15.9.The Parties undertake, on their own account and on account of their officers, board members, employees and/or representatives, to comply with the Brazilian law and strictly not to perform any act, directly or indirectly, that may be construed as corruption or harmful to the Brazilian or a foreign government, pursuant to article 5 of Brazilian Federal Law No. 12.846/2013, such as offering and/or making undue payments, rewards, gifts or any direct or indirect advantage to public servants, State employees under any sphere, political parties and their employees, as well as foreign government’s agents or employees. The violation of any Anti-corruption Law by the SUPPLIER shall be considered a critical breach and entitles PAGSEGURO to immediately terminate this Agreement. Without prejudice to the immediate termination, any breach of Anticorruption Laws that PAGSEGURO becomes aware about shall entitle PAGSEGURO to interrupt and withhold all and any payments related hereto as compensation for suffered losses.
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15.9.1. PAGSEGURO shall not be liable for any actions and/or omissions of any type, losses and damages, loss of profits resulted from or related to the violation of any anticorruption laws by the SUPPLIER, including its officers, directors, employees and/or representatives. The SUPPLIER shall indemnify and hold PAGSEGURO and/or its officers, directors, employees and/or representatives harmless from any loss, claim, fine, costs or any expense incurred by PAGSEGURO arising from any breach provided in this Section. Without prejudice to the applicable legal measures, the SUPPLIER acknowledges and agrees that PAGSEGURO shall provide all relevant data and information when requested by the competent authorities, in the event any procedure is filed with the purpose of assessing violations of anticorruption laws applicable to this Agreement.
15.10.The SUPPLIER represents, on its behalf and on behalf of its Representatives, as defined below, that it acts in compliance with all laws, regulations, guidelines, policies and any other provisions related to fighting and preventing corruption and money laundering, including, but not limited to: (i) the applicable Brazilian law, (ii) Foreign Corrupt Practices Act (FCPA), and (iii) international conventions and pacts to which Brazil is a party.
15.10.1    Representatives. For purposes of this Section, “Representatives” means all persons that comprise the economic groups of the Parties, shareholders, managers, officers, board members, partners, attorneys-in-fact, advisors, consultants, employees, agents, subcontractors or any other third parties directly or indirectly related to the SUPPLIER, as well as any person, whether individual or legal entity, including the ones exercising direct or indirect control over such legal entity, as well as its parent companies, subsidiaries, affiliates and companies under common control, pursuant to Law No. 6,404/1976.
15.10.2    The SUPPLIER represents that it has not performed nor will perform any acts or practices that directly or indirectly involve the offer, promise, bribery, extortion, authorization, solicitation, acceptance, payment, delivery or any other act related to undue pecuniary advantage or any other unlawful advantage violating the laws provided above or any other applicable law.
15.10.3    The SUPPLIER undertakes to inform and offer training sessions to all of its Representatives on the provisions set forth herein and regarding the practices to fight and prevent corruption and money laundering, in addition to implementing, if not yet implemented, policies, conducts and rules complying with the practices established herein.
15.10.4    The SUPPLIER undertakes to notify PAGSEGURO if any of its Representatives has been or is a Governmental Authority, as defined below, as well as all family members or persons with a close relationship of its Representatives with a Governmental Authority.
15.10.5    Public Authority. For the purposes hereof, “Public Authority” means, without limitation, any person, agent, employee or contractor exercising activities in departments, institutions, associations, entities or bodies of the direct or indirect public administration, as well as any employee, family member, relative or personal close relationships.
15.10.6    The failure to comply with the provisions set forth herein by the SUPPLIER or its Representatives shall constitute a critical violation and may result in contractual termination by PAGSEGURO, who may, at its sole discretion, automatically interrupt the performance of the obligations arising from this Agreement. The violation of this section by the SUPPLIER or its Representatives shall also result in the obligation to compensate PAGSEGURO for any losses and damages caused.
15.10.7    The SUPPLIER agrees that PAGSEGURO may, at its sole discretion, audit the SUPPLIER regarding any information and/or documentation with the purpose of verifying compliance with the provisions set forth herein. The Audit herein mentioned may be carried out by PAGSEGURO or by a third party indicated and paid by PAGSEGURO, and the SUPPLIER must, at all times, ensure wide and unrestricted access to all related documents.
15.10.8    The SUPPLIER undertakes to immediately notify PAGSEGURO in the event of any breach, suspicion of breach or any inconsistent situation that may arise against PAGSEGURO’s internal conducts and policies, as well as the Brazilian anti-corruption and anti-money laundering law, and international agreements and conventions governing such matter.
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15.11.It is hereby agreed between the Parties that PAGSEGURO may amend or terminate the Agreement, without any lien, fine or penalty, upon simple notice to the SUPPLIER, with the purpose of adjusting this instrument to industry rules, mainly, but not limited to, the rules established by the Brazilian Central Bank - BACEN.
15.12.The SUPPLIER represents that, when of the performance of the provisions herein, it shall comply with its own security and privacy rules and the security and privacy rules established by PAGSEGURO, which can be found at the following web address: http://www.grupouol.com.br/politica-privacidade.
15.13.This instrument is executed on the date hereof, however, its effects shall relate back to the date of April 6, 2022, when the Parties had oral understandings concerning its purpose.
16.VENUE AND LAW
16.1.This Agreement shall be governed by and construed pursuant to the Brazilian Laws. The parties hereby elect the courts of the judicial district of São Paulo, State of São Paulo, to settle any disputes arising out hereof.
IN WITNESS WHEREOF, the Parties execute this Agreement in two (2) counterparts, same in form and content, for all legal purposes.
São Paulo, December 6, 2022.
________________________________________________________
PAGSEGURO INTERNET INSTITUIÇÃO DE PAGAMENTO S.A.
________________________________________________________
CAL-COMP INDUSTRIA E COMERCIO DE ELETRONICOS E INFORMATICA LTDA.
________________________________________________________
NEWLAND PAYMENT TECNOLOGIA DO BRASIL LTDA.
Witnesses:

1.	2.
Name:	Name:
CPF:	CPF:
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EXHIBIT II - ORDER [for reference]
EQUIPMENT Purchase Order, pursuant to the conditions included in the Equipment Supply Agreement and Other Covenants, executed on [month] [day], [year], between CAL-COMP INDUSTRIA E COMERCIO DE ELETRONICOS E INFORMATICA LTDA and PAGSEGURO INTERNET INSTITUIÇÃO DE PAGAMENTO S.A.
1EQUIPMENT ORDER
1.In observance of the conditions included in the Agreement, PAGSEGURO wishes to purchase new EQUIPMENT and, for that reason, with the consent from the SUPPLIER, the Parties decided to enter into this Order, which now becomes and integral part of the Agreement and subject to it.
2.EQUIPMENT

Item	EQUIPMENT Description/Model	QUANTITY	Unit Price	Total Price
1
2
3

Total Amount of the Order
2.1.The Parties hereby agree that the EQUIPMENT shall be delivered with the customization defined by PAGSEGURO, subsequently agreed between the Parties.
2.2.The Parties agree that, upon submission of the Purchase Order of an EQUIPMENT batch by PAGSEGURO to the SUPPLIER, PAGSEGURO may change the EQUIPMENT models, provided that (i) PAGSEGURO submits to the SUPPLIER a notice at least ninety (90) days before the agreed date of delivery of the EQUIPMENT batch to PAGSEGURO; and (ii) the total purchase price of the original EQUIPMENT model is kept the same (the quantity of EQUIPMENT of the new model to be delivered to PAGSEGURO shall be a result from the division of the total purchase price of the original model divided by the price of the new model of EQUIPMENT).
3.TERM AND DELIVERY LOCATION
3.1.The EQUIPMENT described above shall be delivered to PAGSEGURO by the SUPPLIER, throughout the completion of its manufacturing and according to PAGSEGURO’s schedule, which shall occur until [month] [day], [year], and the manufacturing shall start on [month] [day], [year], unless a new term is agreed by the Parties, at the address of the Logistics Operator used by PAGSEGURO, pursuant to the information below:

EQUIPMENT Description/Model	QUANTITY	Purchase Order	Delivery Address (Logistics Operator used by PAGSEGURO)

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3.1.1    As requested by PAGSEGURO, the delivery of the EQUIPMENT batch(es), whether in full or partially, may be changed and/or extended, pursuant to new directions by PAGSEGURO.
3.1.2    The Parties hereby agree that the delivery date of the EQUIPMENT may be changed due to proven external factors, outside the scope of responsibility of the SUPPLIER.
3.2.The EQUIPMENT will be delivered to PAGSEGURO by the SUPPLIER in customized packages, which shall be previously approved by PAGSEGURO.
3.3.Costs with package purchase and customization, as well as costs arising from the assembly of the signal set, delivered by PAGSEGURO, are included in the total price of this Exhibit.
3.4.The SUPPLIER will be responsible for the transportation of the EQUIPMENT, which shall be delivered in perfect conditions to PAGSEGURO, including the due insertions of security keys.
4.PAYMENT
4.1.The amount due by PAGSEGURO arising from this order shall be paid according to the rules and conditions included in the Supply Agreement executed between the Parties on [month] [day], [year], subject to the provisions below.
5.AMENDMENTS
5.1.The Parties agree that all changes to the Agreement made on this Exhibit shall only be valid for this instrument, and it shall prevail in case of discrepancy with the Supply Agreement.
6.DATE
6.1.This Exhibit is executed on the date hereof, however, its effects shall relate back to the date of February 22, 2022, when the Parties had oral understandings concerning its purpose and it shall become effective as of its execution date.
São Paulo, [month] [day], [year]
______________________________    ______________________________
CAL-COMP INDUSTRIA E COMERCIO DE ELETRONICOS E INFORMATICA LTDA.
By:    By:
______________________________    ______________________________
PAGSEGURO INTERNET INSTITUIÇÃO DE PAGAMENTO S.A.
By:    By:
Witnesses:

1.	2.
Name:	Name:
CPF/MF:	CPF/MF:
ID:	ID:
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